As filed with the Securities and Exchange Commission on November 2, 1995

                                                   REGISTRATION NO. 33-44796
                                                   REGISTRATION NO. 811-6513


                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                               _____________
                                 FORM N-1A

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X
                        PRE-EFFECTIVE AMENDMENT NO.
                      POST-EFFECTIVE AMENDMENT NO.  10              X

                                   AND/OR
                      REGISTRATION STATEMENT UNDER THE
                       INVESTMENT COMPANY ACT OF 1940               X

                             AMENDMENT NO.  11                      X
                      (CHECK APPROPRIATE BOX OR BOXES)

                      THE BFM INSTITUTIONAL TRUST INC.
             (Exact name of registrant as specified in charter)

             345 PARK AVENUE
            NEW YORK, NEW YORK                     10154
    (Address of Principal Executive Offices)       (Zip Code)

                               (212) 754-5560
            (Registrant's Telephone Number, Including Area Code)

                             RALPH L. SCHLOSSTEIN
                              345 PARK AVENUE
                          NEW YORK, NEW YORK  10154
                   (Name and Address of Agent for Service)

                               COPY TO:
                             RICHARD T. PRINS
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                             919 THIRD AVENUE
                          NEW YORK, NEW YORK  10022

     Approximate date of proposed public offering:
     It is proposed that this filing will become effective (check appropriate box)

              X immediately upon filing pursuant to paragraph (b), or on (date) pursuant to paragraph (b), or 60 days after filing pursuant to paragraph (a), or on (date) pursuant to paragraph (a) of Rule 485.

          REGISTRANT HAS REGISTERED AN INDEFINITE NUMBER OF ITS SHARES OF BENEFICIAL INTEREST PURSUANT TO RULE 24F-2 UNDER THE
     INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND HAS FILED A RULE 24F-2 NOTICE WITH THE COMMISSION FOR ITS MOST RECENT FISCAL YEAR ENDED JUNE 30, 1995.

                                 SIGNATURES

     Pursuant to the Requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 30th day of October, 1995.

                                           THE BFM INSTITUTIONAL TRUST
                                             INC.

                                           By: /s/ James Grosfeld
                                               ___________________________
                                                James Grosfeld, President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on October 30, 1995.

     Signature                      Title

     /s/ Kent Dixon                 Treasurer and Secretary
     ---------------------
     Kent Dixon

            *                       Director and Vice President
     ---------------------
     Frank J. Fabozzi

     /s/ James Grosfeld             Director and President
     ----------------------
     James Grosfeld

         *  By James Kong
               ----------------------------
               (James Kong, Attorney-in-fact)


                               EXHIBIT INDEX

   Exhibit
   Number                   Description

   8(c) Form of Custodian Services Agreement between the Registrant and PFPC, Inc. and Letter Agreement.
   9(g) Form of Transfer Agency and Service Agreement between the Registrant and PFPC, Inc.
   9(h)  Form of Administration and Accounting Services Agreement
         Agreement between the Registrant and PFPC, Inc.
   11    Consent of Independent Auditors.
   17(a) Power of Attorney.
   17(b) Financial Data Schedule: Summary Financial Information.

          EXHIBIT 17(b)  FINANCIAL DATA SCHEDULE: SUMMARY FINANCIAL INFORMATION

                         ARTICLE 6 OF REGULATION S-X

          Note: This Schedule contains Summary Financial Information extracted from the financial statements included in the Statement of Additional Information and the related financial statement schedules included elsewhere in the regustration statement and is qualified in its entirety by reference to such financial statements.

                                             The Short    The Core      The Multi-Sector
                                             Duration     Fixed Income  Mortgage Securities
          Item No.      Item Description     Portfolio    Portfolio     Portfolio III
                                              6/30/95      6/30/95       6/30/95
          6-03-         Investments-cost     43,661,417    35,158,604    112,391,593
          6-04-4        Investments          43,845,319    35,563,981    116,106,098
          6-04-6        Receivables              0              0              0
          6-04-8        Other assets         14,442,625       416,145        894,314
                        Balancing amount to      0              0               0
                         total assets
          6-04-9        Total assets         58,287,944    35,980,126    117,000,412
          6-04-         Accounts payable for  2,521,918     3,734,414      4,105,014
                         securities
          6-04-13       Senior long-term debt     0             0              0
                        Balancing amount to
                         total liabilities   11,279,794        54,908         85,733
          6-04-14       Total liabilities    13,801,712     3,789,322      4,190,747
          6-04-16       Senior equity
                          securities              0             0               0
          6-04-16       Paid-in-capital
                          common share-
                          holders            44,796,695    31,984,207    105,744,137
          6-04-16       Number of shares
                          or units current
                          period              4,524,485     3,267,452        105,616
          6-04-16       Number of shares of
                          units prior period  3,218,902     1,336,096             25
          6-04-17(a)    Accumulated undis-
                          tributed net
                          investment income
                          (current year)          1,901         0              0
                        Overdistribution of net
                          investment income         0           0              0
          6-04-17(b)    Accumulated undis-
                          tributed net
                          realized gains
                          (losses)             (496,266)     (198,780)     3,568,972
                        Overdistribution of
                          realized gains            0          0                0
          6-04-17(c)    Accumulated net un-
                          realized appreciation
                          (depreciation)        183,902       405,377      3,496,556
          6-04-19       Net assets           44,486,232    32,190,804    112,809,665
          6-07-1(a)     Dividend income             0          0               0
          6-07-1(b)     Interest income       2,277,815     1,165,125      5,888,966
          6-07-1(c)     Other income                0          0             111,768
          6-07-2        Expenses - net          195,144        89,346        281,597
          6-07-6        Net investment income
                          (loss)              2,082,671     1,075,779      5,719,137
          6-07-7(a)     Realized gains
                          (losses) on
                          investments           163,516       234,212       3,568,972
          6-07-7(d)     Net increase
                          (decrease) in
                          appreciation
                          (depreciation)        745,207        840,392      3,496,556
          6-07-9        Net increase
                          (decrease) in net
                          assets resulting
                          from operations      2,991,394     2,150,383     12,784,665
          6-09-2        Net equalization
                          charges and
                          credits                   0          0              0
          6-09-3(a)     Distributions from
                          net investment
                          income              2,092,080     1,771,675      5,719,137
          6-09-3(b)     Distributions from
                          realized gains         27,706         0             0
          6-09-3(c)     Distributions from
                          other sources             0           0             0
          6-09-4(b)     Number of shares sold 3,732,764      1,971,644        100,000
          6-09-4(b)     Number of shares
                          redeemed            2,629,898        145,220          0
          6-09-4(b)     Number of shares
                          issued - rein-
                          vestment              202,717       104,932           5,591
          6-09-5        Total increase
                          (decrease)          13,221,422    19,683,450    112,784,665
          6-09-7        Accumulated un-
                          distributed net
                          investment income
                          (prior year)           11,310          7,981          0
          6-04-17(b)    Accumulated un-
                          distributed net
                          realized gains
                          (prior year)         (632,076)     (423,578)           0
                        Overdistribution
                          of net investment
                          income (prior year)      0            0                0
                        Overdistribution of
                          net realized
                          gains (prior year)       0            0                 0



                        Form N-SAR

          72F          Gross advisory fees      102,707        56,894           189,677
          72P          Interest Expense          51,298         7,093              0
          72X          Total expenses
                         (gross)                359,046       283,604           337,866
          75           Average net assets    34,236,000    16,247,000       103,332,000



                                      Form N1A

          3(a)          Net asset value per
                          share beginning
                          of period                9.71          9.36          1,000.00
          3(a)          Net investment
                          income (loss) per
                          share                    0.58          0.62             55.81
          3(a)          Net realized and
                          unrealized gain
                          (loss) per share         0.13          0.50              68.11
          3(a)          Dividends per share
                           from net
                           investment income       0.58          0.62              55.81
          3(a)          Distributions per
                           share from
                           realized gains          0.01          0.01                0
          3(a)          Per share returns of
                           capital and
                           distributions from
                           other sources              0             0                 0
          3(a)          Net asset value per
                           share end of
                           period                 9.83            9.85          1,068.11
          3(a)          Ratio of expenses to
                          average net
                          assets                  0.57%           0.55%             0.37%
          3(b)          Average debt out-
                          standing during
                          period              1,437,000         424,000                0
          3(b)          Average debt out-
                          standing per
                          share                    0.40             0.24                0
